Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made as of August 14, 2024 (the “Effective Date”), by and between Binah Capital Group, Inc., a Delaware corporation (the “Company”), and David Shane, an individual (“Executive”).  Each of the Company and Executive is a “Party,” and collectively, they are the “Parties.”

WHEREAS, Executive is currently engaged as a consultant of Kingswood Acquisition Corporation (“Kingswood”) and Wentworth Management Services, LLC (“Wentworth”);

WHEREAS, following the closing of the proposed SPAC transaction (the “Closing”), Wentworth is a subsidiary of the Company, which is a successor to Kingswood;

WHEREAS, the Company desires to employ Executive in the position of Chief Financial Officer, and Executive desires to accept such offer;

WHEREAS, as of the Effective Date, the Parties agree that any consulting agreements or similar arrangements between Executive, on the one hand, and Kingswood and Wentworth, on the other hand, will terminate and will no longer remain in effect;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows commencing on the Effective Date:

1.Employment. The Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

2.Duties.

2.1Position. Executive is employed as the Chief Financial Officer of the Company. Executive will report to the Chief Executive Officer (the “CEO”) of the Company and will have the duties and responsibilities assigned by such individual that are consistent with such position.  Executive will perform faithfully and diligently all such duties assigned to Executive.

2.2Best Efforts/Full-time. Executive will expend Executive’s best efforts on behalf of the Company and will abide by all of the Company’s policies and by applicable federal, state and local laws, regulations and ordinances. Executive will act in the best interest of the Company at all times.  Executive will devote Executive’s full business time and efforts to the performance of Executive’s assigned duties for the Company, unless Executive notifies the CEO in advance of Executive’s intent to engage in other paid work and receives express written consent from such individual to do so. Notwithstanding the foregoing, Executive will be permitted to (i) engage in the activities listed on Exhibit A hereto (as such exhibit may be amended from time to time with the written agreement of Executive and the CEO), and (ii) serve as an outside director on the board of directors for nonprofit or charitable entities or manage Executive’s personal financial and legal affairs; in each case, so long as the foregoing activities are not competitive with the Company and subject to the provisions of Section 10 below.

[***] Indicates material that has been excluded from this Exhibit 10.2 because it is not material.

2.3Work Location. Executive may work remotely from locations in the continental United States.

3.Term. Executive’s employment will commence, and this Agreement will be effective as of the Effective Date and will continue for a term of three (3) years thereafter (the “Initial Term”), unless extended or earlier terminated as provided in this Agreement. At least sixty (60) days prior to the expiration of the Initial Term or Renewal Term (defined below), the Executive shall notify the Board of whether the Executive would like to renew this agreement (the “Renewal Notice”) for a successive one (1) year period following the last day of the Initial Term. The Board will consider whether to offer the Executive an extension under this Agreement (such one-year extension, a “Renewal Term”). If the Board decides in its sole and absolute discretion to approve the Renewal Notice, it will notify the Executive accordingly (the “Renewal Approval”), not less than thirty (30) days prior to the expiration of the Initial Term or Renewal Term, as applicable. Each subsequent Renewal Term will renew, subject to a timely Renewal Notice and Renewal Approval for each additional Renewal Term, on the last day of each Renewal Term (each Renewal Term together with the Initial Term, the “Term”). During any Renewal Term, the terms, conditions and provisions set forth in this Agreement will remain in effect unless modified in accordance with the terms of this Agreement. Notwithstanding the foregoing, Executive’s employment with the Company is at-will and may be terminated at any time, with or without Cause (as defined below) or advance notice, by either Executive or the Company, subject to the provisions regarding termination set forth below in Section 7.

4.Compensation.

4.1Base Salary. As compensation for Executive’s performance of Executive’s duties hereunder, the Company will pay to Executive an annualized salary of $400,000, less applicable withholdings and deductions, payable in accordance with the normal payroll practices of the Company.  Beginning in calendar year 2025, the Company’s Compensation Committee will conduct an annual review of Executive’s base salary based on third party comparison data and internal management recommendations. Executive’s base salary may be increased but may not be decreased without Executive’s prior written approval.

4.2Incentive Compensation.  Beginning in calendar year 2024, Executive will be eligible to earn an annual incentive bonus, the target amount of which will be a percentage of Executive’s base salary as reasonably determined by the Company’s Compensation Committee (the “Annual Bonus”). The target amount of the Annual Bonus for each calendar year of the Term will be up to 100% of Executive’s base salary based on the actual base salary earned by Executive during such calendar year (the “Target Annual Bonus Amount”); provided, however, that notwithstanding anything to the contrary contained in this Agreement, Executive will receive an Annual Bonus of no less than $350,000 for calendar year 2024, and provided further that Executive may be eligible for an Annual Bonus of up to 200% of Executive’s base salary in effect during the applicable Annual Bonus year, based on Executive’s exceptional performance during such year.  Any Annual Bonus will be based on Company performance and Executive’s achievement of certain goals, which will be established in good faith by the Company’s Compensation Committee and the Board of Directors (the “Board”) and communicated to Executive in writing within sixty (60) days after the beginning of each fiscal year.  The Annual Bonus payment will be less all required taxes and withholdings and, if earned by Executive, paid out in the next year no later than March 31 of such year following the year for which the bonus is earned. For avoidance of doubt, Executive will be entitled to any Annual Bonus that has been earned with respect to a particular bonus year so long as he is employed on December 31 of such year (regardless of whether he is employed on the date on which such Annual Bonus is actually paid).

4.3Stock Options.

(a)No later than six (6) months after the Closing, the Company will grant Executive nonqualified stock options to purchase 250,000 shares of Common Stock of the Company, subject to any reasonable capitalization adjustments before the date of grant (the “Initial Options”), under the terms of the Company’s 2024 Equity Incentive Plan, as may be amended from time to time (the “Plan”). The Initial Options will be exercisable for a period of ten (10) years, subject to earlier termination in accordance with the option agreement and the Plan. The exercise price of the Initial Options will be equal to the fair market value of the Company’s Common Stock on the date of grant. The vesting schedule of the Initial Options will be as follows: 1/3 of the Initial Options will vest on December 31, 2024, and the remaining 2/3 of the Initial Options ratably on the last day of each calendar month following the initial vesting date through December 31, 2026, based on continued service through each vesting date, with the first such monthly vesting date being on January 31, 2025; provided, however, that the Initial Options will accelerate and be deemed vested in full upon a Change in Control (as defined in the Plan).

(b)On each of the first, second and third anniversaries of the Closing, the Company will grant Executive nonqualified stock options to purchase that number of shares of Common Stock of the Company which have a grant date fair value equal to $350,000, as reasonably determined by the Board (the “Additional Options”), under the terms of the Plan. The Additional Options will be exercisable for a period of ten (10) years, subject to earlier termination in accordance with the option agreement and Plan. The exercise price of the Additional Options will be equal to the fair market value of the Company’s Common Stock on the date of grant. The vesting schedule of the Additional Options will be ratable monthly over three years from the date of the grant, based on continued service through each vesting date; provided, however, that the Additional Options will accelerate and be deemed vested in full upon a Change in Control (as defined in the Plan).

(c)The Initial Options and the Additional Options will be granted pursuant to options award agreements that include a cashless exercise provision.

(d)All options granted by the Company will be forfeited upon Executive’s termination for Cause. All option grants will be subject to the terms of the applicable grant agreement and Plan.

5.Benefits.

5.1Customary Fringe Benefits. Executive will be eligible for all customary and usual fringe benefits generally available to executives of the Company, subject to the terms and conditions of the Company’s benefit plan documents. The Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Executive.

5.2Vacation; Sick Leave. Executive will be provided with the greater of (a) four (4) weeks’ paid vacation per calendar year, or (b) such greater amount of paid vacation weeks per calendar year as may be provided for pursuant to the Company’s vacation policy then in effect. Any accrued unused vacation from one calendar year may be carried over to the next calendar year but must be used by the end of the next calendar year. Executive will also be entitled to paid sick leave as provided under applicable law.

6.Business Expenses. Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of the Company, including reasonable out-of-pocket expenses associated with Executive’s professional fees, dues and expenses. To obtain reimbursement, expenses must be submitted on a timely basis with appropriate supporting documentation and will be reimbursed in accordance with the Company’s policies. Any reimbursement Executive is entitled to receive will (a) be paid no later than forty-five (45) days after the date upon which the expense was submitted for reimbursement, (b) not be affected by any other expenses that are eligible for reimbursement in any tax year, and (c) not be subject to liquidation or exchange for another benefit.

7.Termination of Executive’s Employment.

7.1Termination by the Company for Cause. The Company may terminate Executive’s employment immediately at any time for Cause.  For purposes of this Agreement, “Cause” is defined as: (a) conviction of or a plea of nolo contendere to any felony or any misdemeanor that involves crimes of moral turpitude, fraud or theft; or (b) the material breach by Executive of any of his obligations, duties and/or covenants under this Agreement if such breach causes material damage to the Company, which breach, if curable, continues following written notice from the Company describing same with particularity and expiration of a thirty (30) day cure period. In the event Executive’s employment is terminated in accordance with this subsection 7.1, Executive will be entitled to receive only Executive’s base salary then in effect, prorated to the date of termination, and all benefits accrued through the date of termination, including any accrued unused paid time off (collectively, the “Accrued Entitlements”).  All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished upon termination for Cause, and Executive will not be entitled to receive the Severance Benefits described in subsection 7.7 below.

7.2Termination by Executive for Good Reason. Executive may terminate Executive’s employment for Good Reason. For purposes of this Agreement, “Good Reason” shall mean that Executive has complied with the Good Reason Process (hereinafter defined) following the occurrence of any of the following events without Executive’s written consent: (i) a material diminution in Executive’s responsibilities, authority or duties; (ii) a diminution in the Executive’s Base Salary or Target Annual Bonus Amount; or (iii) the material breach by the Company of any material provision of this Agreement or other written agreement between the Company and the Executive (each a “Good Reason Condition”). “Good Reason Process” shall mean that (i) Executive reasonably determines in good faith that a Good Reason Condition has occurred; (ii)

Executive notifies the Company in writing of the occurrence of a Good Reason Condition within thirty (30) days of the occurrence of such condition (iii) Executive cooperates in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason Condition continues to exist; and (v) Executive terminates his employment within thirty (30) days after the end of the Cure Period. If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

7.3Termination on Account of Executive’s Death. Upon the death of Executive, the Term shall terminate automatically and all rights of Employee (and Employee’s heirs, executors and administrators) to compensation and other benefits under this Agreement shall cease immediately, except that Employee’s heirs, executors or administrators, as the case may be, shall be entitled only to the Accrued Entitlements. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished upon termination, and Executive will not be entitled to receive the Severance Benefits described in subsection 7.7 below. For avoidance of doubt, Executive’s heirs, executors and/or administrators will have the ability to exercise options that have vested prior to Executive’s death during the option’s post-termination exercise period.

7.4Termination on Account of Employee’s Disability.

(a)Upon the Company giving Executive written notice of termination for Disability (as herein defined), the Term shall terminate automatically and all rights of Employee to compensation and other benefits under this Agreement shall cease immediately, except that Employee shall be entitled only to the Accrued Entitlements. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished upon termination, and Executive will not be entitled to receive the Severance Benefits described in subsection 7.7 below. For avoidance of doubt, Executive will have the ability to exercise options that have vested prior to his termination for Disability during the option’s post-termination exercise period.

(b) “Disability” means Executive’s inability, because of physical or mental incapacity, condition or disability, to perform the essential functions of Executive’s position on a full-time basis, with or without reasonable accommodation, for: (i) 120 consecutive days; or (ii) 180 days (whether or not consecutive) within any rolling 12-month period during the Term.

(c)In the event of any dispute regarding the existence of Executive’s incapacity, condition or disability, the matter shall be resolved by the determination of a physician jointly selected by Executive and the Company. Executive shall submit to appropriate medical examinations and tests for purposes of such determination and shall authorize such physician to release to the Company information regarding any incapacity, condition or disability that could prevent Executive from performing the essential functions of his position on a full-time basis.

7.5Termination by the Company without Cause. The Company may terminate Executive’s employment under this Agreement without Cause at any time on thirty (30) days’ advance written notice to Executive.

7.6Voluntary Resignation by Executive. Executive may voluntarily resign Executive’s position with the Company at any time on thirty (30) days’ advance written notice. The Company reserves the right to release Executive from employment at any time during the thirty (30) day notice period. In the event of Executive’s voluntary resignation, Executive will be entitled to receive only Executive’s Accrued Entitlements for thirty (30) days. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. In addition, Executive will not be entitled to receive the Severance Benefits described in subsection 7.7 below.

7.7	Severance Benefits.

(a)In the event of termination of Executive’s employment by the Company without Cause, or by Executive for Good Reason, Executive will receive the Accrued Entitlements and will also receive severance pay equal to (i) Executive’s then current base salary and Target Annual Bonus Amounts that would be payable during the greater of (A) the remainder of the Term but for such termination, or (B) the Restricted Period (as defined in Section 13.2), in either case, less applicable withholdings and deductions, and payable in a lump-sum payment on the first regular payday occurring sixty (60) days following the termination date, and (ii) accelerated vesting of all outstanding options as of the effective date of Executive’s termination (collectively, the “Severance Benefits”).

(b)Notwithstanding anything to the contrary contained in this Agreement, in the event of termination of Executive’s employment pursuant to Section 7.6 (Voluntary Resignation by Executive) or the non-renewal of this Agreement upon expiration of the Initial Term or any Renewal Term, and as a condition precedent to the Covenant Not to Compete set forth in Section 13.2 below, Executive will receive a payment equal to Executive’s then current base salary and Target Annual Bonus Amount, less applicable withholdings and deductions, payable in a lump-sum payment on the first regular payday occurring sixty (60) days following the termination date (the “Non-Competition Consideration”).

(c)Notwithstanding the foregoing or anything to the contrary contained in this Agreement, Executive will only receive the Severance Benefits or the Non-Competition Consideration, as applicable, if Executive executes a customary general mutual release in a form reasonably acceptable to the Company and Executive, pursuant to which Executives agrees to release the Company from all claims, known or unknown, arising out of or any way related to Executive’s employment or termination of employment with the Company, and such release has become effective in accordance with its terms prior to the sixtieth (60th) day following the termination date.

8.Resignation of Board or Other Positions. Upon the termination of Executive’s employment for any reason, Executive agrees to immediately resign all other positions (including Board membership) Executive may hold on behalf of the Company.

9.Application of Section 409A.

9.1Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (“Section 409A Regulations”) will be paid unless and until Executive has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, to the extent that Executive is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Executive’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Executive’s separation from service will be paid to Executive before the date (“Delayed Payment Date”) which is first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

9.2The Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Code.  The provisions of this Agreement will be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code.  However, the Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement.  In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, the Company will not be responsible for the payment of any applicable taxes on compensation paid or provided to Executive pursuant to this Agreement. The Parties agree that this Agreement may be amended, as reasonably requested by either Party, to the extent necessary to fully comply with Section 409A of the Code and all related rules and regulations thereunder in order to preserve the payments and benefits provided hereunder without additional cost to either Party.

9.3Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement will be subject to the following conditions: (1) the expenses eligible for reimbursement or in-kind benefits in one taxable year will not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (2) the reimbursement of eligible expenses or in-kind benefits will be made promptly, subject to the Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit.

9.4For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement will be treated as a right to a series of separate payments.

10.No Conflict of Interest. During the Term, Executive agrees not to engage in any work, paid or unpaid, or other activities that create a conflict of interest.  Such work and/or activities will include, but is not limited to, directly or indirectly competing with the Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which the Company is now engaged or in which the Company becomes engaged during the term of Executive’s employment with the Company, as may be reasonably determined by the Company.  If the Company believes such a conflict exists during the term of this Agreement, the

Company may ask Executive to, and Executive will, discontinue the other work and/or activities or resign employment with the Company.

11.Nondisclosure of Confidential Information.

11.1Executive recognizes that the knowledge and information about, and relationships with business associates, customers, clients and agents of the Company and its affiliated companies, and the business methods, systems, plans, and policies of the Company and of its affiliated companies, which Executive may receive, obtain, or establish as an employee of the Company are valuable and unique assets of the Company or its affiliates.  Executive agrees that, during any employment period and thereafter, except in the course of performing his duties under this Agreement, Executive will not disclose or remove, without the written consent of the Company, (i) any material or substantial, confidential, or proprietary know-how, data, or information, including, but not limited to software, data, information relating to customers and clients, pricing, training manuals, mandatory processes and means or techniques pertaining to the Company or its affiliates, (ii) any business plans, strategies, targets, or directives, to any person, firm, corporation, or any other entity, for any reason or purpose whatsoever and (iii) any other information deemed by the Company to be confidential, whether marked or otherwise labeled or identified as confidential (collectively, the “Confidential Information”).  Executive acknowledges and agrees that all memoranda, notes, records, clients lists, client information and other documents, computer software, data or material or any other Confidential Information in any form made or compiled by Executive or made available to Executive concerning the Company’s business is and will be the Company’s exclusive property and will be delivered by Executive to the Company upon termination of Executive’s employment or at any other time upon the request of the Company.

11.2The restrictions in the above paragraph will not apply to:  (1) information that at the time of disclosure is in the public domain through no fault of Executive’s; (2) information received from a third party outside of the Company that was disclosed without a breach of any confidentiality obligation; (3) information approved for release by written authorization of the Company; or (4) information that may be required by law or an order of any court, agency or proceeding to be disclosed.  Executive will provide the Company notice of any such required disclosure once Executive has knowledge of it and will help the Company to the extent reasonable to obtain an appropriate protective order.

11.3The Company acknowledges that Executive has had significant prior work experience in the industry in which the Company is engaged, and that Executive enters into this Agreement with significant prior knowledge, information and relationships in such industry.

12.Company Covenants. As a result of the relationship created further to this Agreement, upon the execution of this Agreement by both Parties, the Company agrees to, and will, place Executive in a position of special trust, and it will provide Executive with: (a) Confidential Information (which includes trade secrets) and access to such information; (b) specialized training, which may include self-study materials, on-line training, on the job training, and instruction as to Company’s products, services, business relationships, and methods of operation; and (c) goodwill support such as expense reimbursements in accordance with

Company’s policies, Confidential Information related to Company’s current and prospective clients, customers, business associates, vendors, and suppliers, and contact and relationships with current and potential clients, customers, business associates, vendors, and suppliers to help Executive develop goodwill for the Company. The foregoing is not contingent on Executive’s continued employment for any length of time, but is contingent on Executive’s full compliance with the restrictions in Section 13.

13.Employee Covenants. Executive specifically acknowledges that the items described in Section 12 will be items that Executive has not previously been given, and that Executive would not be given but for the execution of this Agreement. Executive agrees not to, directly or indirectly, participate in the unauthorized use, disclosure, or conversion of any Confidential Information. Specifically, but without limitation, Executive agrees not to use Confidential Information for Executive’s sole benefit, or for the benefit of any person or entity in any way that harms the Company or diminishes the value of the Confidential Information to the Company. Executive also agrees to use the specialized training, goodwill, and contacts developed with the Company’s customers/clients and contractors for the exclusive benefit of the Company, and Executive agrees not to use these items at any time in a way that would harm the business interests of the Company. However, nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any government agency or entity, making other disclosures that are protected under whistleblower provisions of law, or receiving an award or monetary recovery pursuant to the U.S. Securities and Exchange Commission’s whistleblower program. Executive understands that Executive does not need prior authorization to make such reports or disclosures and is not required to notify the Company if Executive has made or will make any such report or disclosure.

13.1Goodwill with Customers. Executive acknowledges that the Company has near permanent relationships with its customers and owns the goodwill in those relationships with customers that Executive will develop or maintain in the course and scope of Executive’s employment with the Company. If Executive owned goodwill in a relationship with a customer on the Effective Date, Executive hereby assigns any and all such goodwill to the Company, and the Company will become the owner of such goodwill.

13.2Covenant Not to Compete. In consideration of Executive’s employment with the Company, as well as the Company’s covenants and promises set forth in Section 12 and elsewhere in this Agreement, Executive agrees that, while employed by the Company and during the twelve (12)-month period immediately following the termination of Executive’s employment with the Company, regardless of the reason for such termination (the “Restricted Period”), Executive will not, directly or indirectly, render services in the Restricted Territories (whether as owner, operator, member, shareholder, trustee, manager, consultant, strategic partner, employee, or otherwise) that are the same or substantially similar to the services Executive provided to the Company during the 12-month period preceding the end of Executive’s employment, to a Competing Business. For purposes hereof, a “Competing Business” means an entity that provides the same types of services, products, or other offerings as provided by the Company, and “Restricted Territories” means the State of Illinois and the State of New York.

13.3Non-solicitation of Customers. In consideration of Executive’s employment with the Company, as well as the Company’s covenants and promises set forth in

Section 12 and elsewhere in this Agreement, Executive agrees that, during the Restricted Period, Executive will not directly or indirectly solicit, cause to be solicited, assist, or otherwise be involved with the solicitation of, for or on behalf of a Competing Business, any persons or entities within the Restricted Territories who are known to Executive as a result of Executive’s employment with the Company, and who were customers or clients of the Company during the twelve (12)-month period preceding the end of Executive’s employment with the Company and about which Executive possesses or received Confidential Information or with whom Executive had substantial personal contact during the period of Executive’s employment.

13.4Non-solicitation of Employees and Contractors. In consideration of Executive’s employment with the Company, as well as the Company’s covenants and promises set forth in Section 12 and elsewhere in this Agreement, Executive agrees that, during the Restricted Period, Executive will not solicit, encourage, or cause others to solicit or encourage any employees or independent contractors of the Company, who are known to Executive as a result of his employment with the Company, to terminate their employment with the Company.

13.5Acknowledgment. Executive acknowledges and agrees that Executive’s services to be rendered to the Company are of a special and unique character, that Executive will obtain knowledge and skill relevant to the Company’s business, its methods, and its strategies by virtue of Executive’s employment, and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interests of the Company, including the Company’s trade secrets and other Confidential Information, and are ancillary to the enforceable promises between Executive and the Company in the other sections of this Agreement as well as Executive’s employment with the Company. Executive further acknowledges and agrees that the observance of the covenants set forth herein will not cause Executive undue hardship nor will it unreasonably interfere with Executive’s ability to earn a livelihood either during or following Executive’s employment with the Company. Further, the Parties acknowledge that the foregoing restrictive covenants are essential elements of this Agreement, and that, but for Executive’s agreement to comply with such covenants, the Company would not have agreed to enter into this Agreement.

13.6Tolling. Executive agrees that if Executive is deemed by a court or other tribunal to have violated any of the terms of the restrictive covenant obligations in this Section 13, the Restricted Period will be extended by one day for each day that Executive failed to comply with the restriction at issue and, further, the Non-Competition Consideration shall cease or be repaid by Executive for each month of such breach during the Restricted Period.

14.	Enforcement; Remedies; Construction.

14.1Executive covenants, agrees, and recognizes the breach or threatened breach of the covenants, or any of them, contained in Sections 11, 12 and 13 will result in immediate and irreparable injury to the Company and that the Company will be entitled to an injunction restraining Executive or any of his affiliates from any violation of Sections 11, 12 and 13 to the fullest extent allowed by law.  Executive further covenants and agrees that in the event of a violation of any of his respective covenants and agreements contained in Sections 11, 12 and 13 hereof, the Company will be entitled to seek injunctive relief in any court of competent jurisdiction, without the requirement to post bond.  Nothing herein will be construed as prohibiting the Company from pursuing any other legal or equitable remedies that may be available to it for any such breach or threatened breach, including but not limited to monetary damages.

14.2Executive hereby expressly acknowledges and agrees as follows:

(a)that he has read the covenants set forth above in Sections 11, 12 and 13, has had an opportunity to discuss them with an attorney and that such covenants are reasonable in all respects and are necessary to protect the legitimate business and competitive interests of the Company; and

(b)that each of the covenants set forth in Sections 11, 12 and 13 and the subdivisions thereof are separately and independently given, and each such covenant is intended to be enforceable separately and independently of the other such covenants, including, without limitation, enforcement by injunction without the necessity of proving actual damages or posting any bond or other security; provided, however, that the invalidity or unenforceability of this Agreement in any respect will not affect the validity or enforceability of this Agreement in any other respect.  In the event that any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction by reason of the geographic or business scope or the duration thereof or for any other reason, such invalidity or unenforceability will attach only to the particular aspect of such provision found invalid or unenforceable as applied and will not affect or render invalid or unenforceable any other provision of this Agreement or the enforcement of such provision in other circumstances, and, to the fullest extent permitted by law, this Agreement will be construed as if the geographic or business scope or the duration of such provision or other basis on which such provision has been challenged had been more narrowly drafted so as not to be invalid or unenforceable.

14.3Nothing in Sections 10, 12 or 13 will prohibit Executive from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) an owner of not more than two percent (2%) of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as Executive has no active participation in the business of such corporation.

15.D&O Insurance. During the time period in which Executive is employed by the Company and for an appropriate period of time thereafter, the Company will: (a) maintain directors and officers liability insurance coverage which provides coverage to Executive (and the Company’s other officers and directors) in size and scope that is customary for a publicly-traded company in the Company’s business; and (b) provide to Executive, on an annual basis, a copy of the relevant insurance policy along with documentation evidencing that such coverage is in full force and effect.

16.General Provisions.

16.1Successors and Assigns.  The rights and obligations of the Company under this Agreement will inure to the benefit of and will be binding upon the successors and assigns of the Company.  Executive will not be entitled to assign any of Executive’s rights or obligations under this Agreement.

16.2Waiver.  Either party’s failure to enforce any provision of this Agreement will not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

16.3Attorneys’ Fees.  In the event of litigation between the Parties with respect to this Agreement or the interpretation or enforcement hereof, the non-prevailing party shall pay the reasonable legal fees and expenses of the prevailing party, in addition to such other damages as may be awarded.

16.4Severability.  In the event any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, such provision will be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the Parties will receive the benefit contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such court, the unenforceable provision will be deemed deleted, and the validity and enforceability of the remaining provisions will not be affected thereby.

16.5Interpretation; Construction.  The headings set forth in this Agreement are for convenience only and will not be used in interpreting this Agreement.  This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms.  Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement.

16.6Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the United States and the State of Delaware.  Each Party consents to the jurisdiction and venue of the chancery, state or federal courts of Delaware, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

16.7Notices.  Any notice required or permitted by this Agreement will be in writing and will be delivered as follows with notice deemed given as indicated:  (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; (d) by certified or registered mail, return receipt requested, upon verification of receipt; or (e) by email, which such notice will be deemed delivered and received upon sending.  All notices will be addressed as follows:

EXECUTIVE:

David Shane

[***]

[***]

COMPANY:

Binah Capital Group, Inc.

80 State Street

Albany, NY 12207

or at such changed addresses as either Party may designate in writing.

16.8Survival.  Sections 7.7 and 9 through 16 of this Agreement will survive Executive’s employment by Company.

16.9Entire Agreement. This Agreement constitutes the entire agreement between the Parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral.  This Agreement may be amended or modified only with the written consent of Executive and the CEO.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

[Signatures appear on following page]

[***] Indicates material that has been excluded from this Exhibit 10.2 because it is not material.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

David Shane

Date:	August 14, 2024	/s/ David Shane

Binah Capital Group, Inc.

Date:	August 14, 2024	By:	/s/ Daniel Hynes
		Name:	Daniel Hynes
		Title:	Director

Exhibit A

Approved Outside Activities

None as of the Effective Date.